CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated October 13, 2009, in this Registration Statement on Form S-1/A, filed March 2, 2010, with respect to the financial statements of Stone Harbor Investments, Inc. (a development stage company) for the period from inception (May 14, 2009) to June 30, 2009 and the reference to our firm under the heading “Experts” in the Registration Statement.

Brimmer, Burek & Keelan LLP

Tampa, Florida
March 2, 2010